NewBridge Global Ventures Acquires Licensing Rights

To Hydro Dynamics Patented Cavitation Extraction Technology

Forms Joint Venture Partnership with EcoXtraction, LLC

Alameda, CA, February 21, 2019 – NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, today announced a joint venture partnership with EcoXtraction LLC that gives NewBridge rights to Hydro Dynamics patented cavitation extraction technology for the cannabis industry.

The joint venture with EcoXtraction LLC, named CleanWave Labs LLC, includes an exclusive licensing agreement as well as Intellectual Property, patents, and extracting equipment which utilize "controlled cavitation” for extraction in the cannabis industry.

NewBridge’s Chief Technology Officer Dr. John Mackay commented, “The Controlled Cavitation Extraction Process has many advantages over the other extraction technologies currently being used in the hemp industry, as well as at a number of cannabis facilities.  The key advantage is the ability to process fresh or fresh frozen biomass, thereby eliminating the need to dry the biomass before processing, saving substantial time and the risk associated with the drying and curing cycle.  The second major advantage is the ability to extract without the use of solvents or toxins, using only water at low pressure and temperatures, thus preserving the plants’ cannabinoids, and the separated or extracted oil mirroring the compounds found in the original plant.  In addition, the continuous processing of controlled cavitation, versus batch processing, also contributes to a significant reduction in extraction time and avoids the use of hydrocarbons such as hexane and butane and polar liquid solvents like ethanol.”

The Hydro Dynamics patented methodology represents a paradigm shift for fluid processing and is truly a next-generation industrial technology that improves efficiencies, requires lower capital expenditures, cuts maintenance costs and reduces the environmental impact.

Dr. MacKay, a well-known scientific expert on extraction, has been applying his extensive scientific skills and experience in the cannabis field to build the Company to a leadership position in extraction.

“We’re excited to bring Hydro Dynamics technology to NewBridge Global Ventures and the cannabis industry,” added Dr. MacKay.  “The benefits of Hydro Dynamics technology are truly disruptive and will, we believe, afford NewBridge a competitive advantage through our licensing agreement. The technology has the potential to change the standard process used for extraction throughout the industrial hemp and cannabis industry. We look forward to reporting on the results produced from the Extractors we are installing across NewBridge’s operations over the next months.”

About Hydro Dynamics

Hydro Dynamics, Inc., founded in 1991 and located in Rome, Georgia, is the developer and manufacturer of the cavitation-based ShockWave Xtractor™ Technology. The ShockWave Xtractor™ equipment uses the physical phenomenon of cavitation, normally known as a destructive force, and harnesses it to solve critical industrial mixing, extraction and heating problems. The technology can now be found on four continents in applications ranging from biodiesel production to hops extraction for beer. Learn more at: www.hydrodynamics.com

About NewBridge Global Ventures

NewBridge Global Ventures, Inc.  (OTCQB: NBGV) is a US public company acquiring and currently operating a vertically integrated portfolio of California cannabis and hemp companies. Our vertical structure includes genetics, cloning, cultivation, manufacturing, and distribution.  We believe by focusing on compliance, industry best practices, standardization, and corporate governance, NewBridge Global Ventures, Inc. will be squarely positioned for rapid sales growth in the legal California cannabis and industrial hemp Industry. For more information go to: www.newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, Interim President

bob@newbridgegv.com

801-362-2115

Investors:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646.762.4518